Exhibit 2 to Schedule 13D

                           SECURED PROMISSORY NOTE


$10,500,000                                September 19, 1995


      For value received, MERITAGE HOSPITALITY GROUP INCORPORATED, a Florida corporation (the "Maker"), promises to pay to THOMAS EDISON INNS, INC., a Michigan corporation (the "Holder"), or its assignee if Maker has actual knowledge of such assignee, at the Holder's address at 500 North Riverside, St. Clair, Michigan 48079, or at such other place as the Holder may from time to time specify by written notice to the Maker, the principal sum of Ten Million Five Hundred Thousand and 00/100 Dollars ($10,500,000.00). The outstanding principal balance under this Note shall not bear interest; provided, however, that if an Event of Default has occurred (as provided in Section V), then during such time the Event of Default is continuing the outstanding principal balance under this Note shall bear interest at 3% per annum.

                         I.  Stated Payment Schedule

      Principal under this Note shall be paid as follows:

      A. The Maker shall have no obligation to make any payments under this Note during the first three years of the term hereof.

      B. Beginning on the third anniversary of this Note, and continuing on the same day of each successive year thereafter through and including the ninth anniversary of this Note, the Maker shall pay to the Holder principal in an amount equal to One Million Three Hundred Twelve Thousand Five Hundred and 00/100 Dollars ($1,312,500.00).

      C. The entire outstanding principal balance shall be due and payable in full on the tenth anniversary of this Note.

                       II.  Stock Purchase Agreement;
                  Rights of Setoff, Escrow and Cancellation

      This Note is made and delivered in conjunction with, and as an integral part of, the transactions described in a certain Stock Purchase and
Sale Agreement dated September   , 1995, to which the Maker, the Holder, and
others are parties (the "Stock Purchase Agreement"), pursuant to which the Maker has acquired from the Holder certain common stock of the Holder.

      In accordance with paragraph 13.4 of the Stock Purchase Agreement, the Maker will be entitled to reduce, on a dollar-for-dollar basis, any amounts payable to the Holder pursuant to this Note by the amount of any judgment for indemnity obtained by the Maker against the Holder, subject to satisfaction of the applicable conditions for such reduction set forth in the Stock Purchase Agreement. Paragraph 13.5 of the Stock Purchase Agreement sets forth the terms and conditions upon which the Maker shall be entitled to make payments otherwise due under this Note into escrow pending resolution of a claim for indemnity asserted by the Maker pursuant to the Stock Purchase Agreement. This Note shall not be deemed to be in default on account of failure to make a payment when due to the extent that such failure is attributable to the existence of a claim for indemnity asserted by the Maker against the Holder, provided that the Maker has complied in all material respects with the requirements of Section 13 of the Stock Purchase Agreement.

      Paragraphs 1.2(c) and (d) of the Stock Purchase Agreement contain certain rights in favor of the Maker to cancel, and receive a return of, this Note.

                          III.  Optional Prepayment

      The Maker may, at its option, prepay the indebtedness evidenced by this Note at any time, in whole or in part, without penalty or premium.

                 IV.  Stock Pledge; Limitation of Liability

      This Note is secured by a certain Stock Pledge Agreement between Maker and Holder dated even date herewith (the "Stock Pledge Agreement"). The Maker's liability under this Note and the Stock Pledge Agreement shall be limited at all times to the Maker's interest in the collateral that is encumbered, from time to time, by the Stock Pledge Agreement, plus the positive amount, if any, determined from time to time by the following formula (the "Liability Formula"):

      M, minus P, where:

       M = MHG's Required Net Worth on the Closing Date, which for purposes of this Note means the value, as of the Closing Date, of the 54,405 shares of common stock of the Holder owned by the Maker before the date of this Note, plus that portion of the special dividend declared by the Holder that is paid to the Maker pursuant to Section 3.3 of the Stock Purchase Agreement; and

       P = the sum of Permitted Payments, as that phrase is defined in the Stock Pledge Agreement, made by the Debtor during the term of this Note.


The Debtor's interest in the collateral that is encumbered, from time to time, by the Stock Pledge Agreement, together with the amount determined by the Liability Formula, is referred to herein as the "Maximum Recovery".

      The Holder shall neither seek, nor be entitled to, any recovery or remedy against the Maker under this Note and the Stock Pledge Agreement other than the Maximum Recovery. Other than as described in the immediately preceding paragraph, in no event shall the Maker be liable for a deficiency judgment or other money judgment under this Note or the Stock Pledge Agreement.

                       V.  Events of Default; Remedies

      The failure by the Maker to duly and punctually observe or perform any material obligation of the Maker set forth in this Note or in the Stock Pledge Agreement shall constitute an "Event of Default" under this Note.
If an Event of Default has not been cured within ten (10) days after receipt by the Maker of written notice from the Holder of the existence of an Event of Default (such notice from the Holder to specify in reasonable detail the act or omission that has given rise to the Event of Default), the indebtedness evidenced by this Note shall be in default (the date upon which the indebtedness evidenced by this Note first is in default is referred to below as the "Default Date") and the Holder thereafter shall have the right, at any time during the continuation of the Event of Default, to accelerate the indebtedness evidenced by this Note and to take such action as may be permitted at law or in equity (including but not limited to the remedies provided for in the Stock Pledge Agreement referred to above) to collect the indebtedness evidenced by this Note, subject in all events to the limitation on the Maker's liability under this Note set forth above.

      The Maker shall pay all costs of collection, including reasonable attorneys' fees, in case the indebtedness evidenced by this Note or any part thereof is not paid when due, or in case it becomes necessary to protect the security for this Note, whether suit is brought or not.

                                VI.  Notices

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by reputable overnight courier, acknowledgment of receipt requested, or mailed by registered, overnight or certified mail, postage prepaid, return receipt requested (such notice to be effective on the date such receipt is acknowledged) as follows:

            If to the Maker, addressed to:

            Meritage Hospitality Group Incorporated
            40 Pearl Street, N.W., Suite 430
            Grand Rapids, MI 49503
            Attention:  Christopher B. Hewett, President

            with a copy to:

            Dykema Gossett PLLC
            200 Oldtown Riverfront Building
            248 Louis Campau Promenade, N.W.
            Grand Rapids, MI 49503-2668
            Attention: Robert L. Nelson, Esq.

            If to the Holder, addressed to:

            Thomas Edison Inns, Inc.
            500 North Riverside
            St. Clair, Michigan 48079

            with a copy to:

            McShane & Bowie, PLC
            1100 Campau Square Plaza
            99 Monroe Avenue, N.W.
            Grand Rapids, MI 49503
            Attention: John F. Shape, Esq.

            and to

            Howard & Howard Attorneys, P.C.
            1400 N. Woodward Avenue
            Suite 101
            Bloomfield Hills, MI 48304
            Attention: Thomas J. Tallerico, Esq.

or to such place and with such other copies as the Maker or the Holder may designate for itself by written notice to the other.

                                VII.  General

      Neither the failure of the Holder promptly to notify the Maker of the existence of an Event of Default, nor its failure to exercise any right or remedy it may have upon the occurrence of an Event of Default, nor the failure of the Holder to demand strict performance of any obligations of the Maker under this Note, shall constitute a waiver of any such rights during the continuation of an Event of Default, nor shall any of the foregoing constitute a waiver of any such rights during the continuation of any future Event of Default. Further, acceptance by the Holder of partial payments following due acceleration of the indebtedness evidenced hereby shall be deemed acceptance of payment on account and shall not constitute a waiver by the Holder of the Event of Default or a waiver of the acceleration of such indebtedness.

      The Maker waives presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note. The Holder may extend the time of payment or otherwise modify the terms of payment of the indebtedness evidenced by this Note, and such extension or modification shall not alter or diminish the Maker's liability under this Note.

                            VIII.  Governing Law

      This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

                               MERITAGE HOSPITALITY GROUP
                                 INCORPORATED


                               By: /s/ Christopher B. Hewett
                                   --------------------------
                                   Christopher B. Hewett,
                                   President